EXHIBIT 99.2

Midway Announces Filing of Second Amended Joint Chapter 11

Plan of Liquidation and Disclosure Statement

March 31, 2017: Midway Gold Corp. (“Midway” or the “Company”) announces that it has filed a Second Amended Joint Chapter 11 Plan of Liquidation (the “Plan”) and Disclosure Statement for the Plan (the “Disclosure Statement”).
As previously announced, on June 22, 2015, Midway, and certain of its subsidiaries and affiliates, including, Midway Gold US Inc., filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Colorado (the “Chapter 11 Proceedings”).
The Disclosure Statement was approved by the United States Bankruptcy Court for the District of Colorado (the “Court”) on March 2, 2017, as having adequate information for purposes of section 1125 of the United States Bankruptcy Code, and Midway and its affiliated debtors are in the process of soliciting votes with respect to the Plan. The voting deadline is April 14, 2017.  The confirmation hearing for the Plan is scheduled to take place before the Court on May 2, 2017.
The Plan, among other things: (i) divides claims and equity interests into separate classes; (ii) specifies the property that each class is to receive, if any, under the Plan on account of allowed claims and interests; and (iii) contains other provisions necessary to implement the Plan.
The assets available for distribution under the Plan are comprised of: (i) Cash on hand; (ii) the Remaining Assets; (iii) the Retained Causes of Action; (iv) all proceeds of the foregoing; and (v) all other assets transferred to the Midway Liquidating Trust constituting Liquidating Trust Assets, as described in greater detail in the Disclosure Statement and the Plan.

The Plan also provides for the appointment of the Liquidating Trustee and for the transfer of substantially all of the Company’s remaining assets to the Midway Liquidating Trust. The Liquidating Trustee will administer the Plan and the Midway Liquidating Trust. The Liquidating Trustee will also serve as the representative of the Company’s estate for the purpose of liquidating any remaining assets, pursuing retained causes of action, if any, and otherwise winding up the bankruptcy cases.

The Midway Liquidating Trust shall be established for the purpose of: (i) administering the Liquidating Trust Fund; (ii) resolving all Disputed Claims; (iii) pursuing the Retained Causes of Action; (iv) selling, transferring or otherwise disposing of the Remaining Assets; and (v) making all Distributions to the Beneficiaries provided for under the Plan, and, except as provided in the Plan, for all other purposes related to the administration of the Plan.
Key elements of the Plan include:
•	Funding of various reserves for payment of allowed claims;

•	Settlements with the Senior Agent, the Subordinate Agent, the Committee, Ledcor, Jacobs and the Mechanic’s Lien Claimants;
•	Allocation of the GRP Sale Proceeds and other assets; and
•	Satisfaction of all allowed claims, including the twelve designated classes of claims and equity interests, on the terms set forth in the Plan.
Additional information regarding the matters referenced above, including copies of the Plan and Disclosure Statement, are available at http://dm.epiq11.com/MidwayGold.
The Chapter 11 Proceedings have been recognized by the Supreme Court of British Columbia pursuant to Part IV of the Company’s Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended, as action 5-155201, Vancouver Registry (the “CCAA Proceedings”). Additional information regarding the CCAA Proceedings are available at http:www.ey.com/ca/midway.
Capitalized terms used but not defined herein have the meanings ascribed to those terms in the Plan.
About Midway Gold Corp.
Midway Gold Corp. is a North American exploration and mining company with precious metals properties located in Nevada and Washington states. On June 22, 2015, Midway, and certain of its subsidiaries and affiliates, including, Midway Gold US Inc., filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Colorado. All of the Company’s mineral assets have been sold during the bankruptcy proceedings.  Additional information and other materials related to the restructuring, including documents filed with the Court, are available at http://dm.epiq11.com/MidwayGold.
For More Information on Midway, Contact:
Midway Gold Corp.
Public Relations: 303-689-8837
www.midwaygold.com

Cautionary Note Regarding Forward Looking Statements:  Certain disclosures in this release constitute forward-looking statements.  In making the forward-looking statements in this release, the Company has applied certain factors and assumptions that are based on the Company's current beliefs as well as assumptions made by and information currently available to the Company.  Although the Company considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect, and the forward-looking statements in this release are subject to numerous risks, uncertainties and other factors that may cause future results to differ materially from those expressed or implied in such forward-looking statements. The liquidation analysis, distribution projects and other information contained in the Plan and herein are estimates only, and the timing and amount of actual distributions to holders of allowed claims may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates or recovery projections may or may not turn out to be accurate. Readers are cautioned not to place undue reliance on forward-looking statements.  The Company does not intend, and expressly disclaims any intention or obligation to, update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.